CONTACTS: Media Inquiries Krista Sohm (248) 435-7115 krista.sohm@meritor.com Investor Inquiries Todd Chirillo (248) 435-1571 todd.chirillo@meritor.com

Meritor Names Elizabeth A. Fessenden to its Board of Directors

TROY, Mich. (May 20, 2021) – Meritor, Inc. (NYSE: MTOR) today announced that it has appointed Elizabeth A. Fessenden as a Class II director, with a term expiring at the 2023 annual meeting of shareholders. Her appointment is effective on June 1, 2021 and will increase the size of the company's board of directors to 11 members.

Fessenden spent more than 25 years in P&L management roles throughout her career. From 2005-2007, she served as principal at American Capital, a publicly traded, private equity company. Before joining American Capital, Fessenden spent 28 years at Alcoa, Inc., a Fortune 100 global industrial manufacturing company, where she served as president of the company’s Flexible Packaging business, and prior to that, president of its Primary Metals Allied Businesses.

"We are excited to have Elizabeth join Meritor's board of directors. With her significant experience on corporate and not-for-profit boards, in addition to her background as a business leader, she is a valuable addition to the company and will support our efforts to deliver long-term value for shareholders,” said Chris Villavarayan, CEO and president of Meritor.

Fessenden currently serves as a board member for Alpha Metallurgical Resources, Ampco-Pittsburgh Corporation, Quarles Petroleum and Plan International USA. She earned a Master of Science in systems engineering, a Master of Business Administration, and a Bachelor of Science in electrical engineering from Clarkson University in Potsdam, New York.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking, aftermarket and electric powertrain solutions for commercial vehicle and industrial markets. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Michigan, United States, and is made up of more than 8,600 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

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